Exhibit 99.2

Covidien Elects Jose E. Almeida President and Chief Executive Officer

Dublin, Ireland – March 16, 2011 – The Board of Directors of Covidien plc (NYSE: COV) today announced that Jose (Joe) E. Almeida, President of Covidien’s Medical Devices business segment, has been elected President and Chief Executive Officer of the Company, effective with the planned retirement of CEO Richard J. Meelia on July 1. Mr. Almeida also was elected to the Company’s Board of Directors, effective July 1.

Mr. Almeida, 48, has served since October 2006 as President of Medical Devices, which is Covidien’s largest business, accounting for about two-thirds of the Company’s total annual revenues and about three-quarters of its operating profit.

“Joe has an outstanding track record of achievement. His comprehensive knowledge of our business and his decisive management style make him uniquely qualified to lead Covidien into a new era of strong profitable growth,” said Timothy M. Donahue, lead director on the Company’s Board. “Under Joe’s dynamic leadership, Covidien will accelerate its drive to the frontiers of innovation. We are delighted that Joe will be our new chief executive officer, and we know Covidien shareholders, customers and employees will share our enthusiasm and excitement.”

Under Mr. Almeida’s stewardship, the Medical Devices business has increased its sales at a 9% compounded annual growth rate; introduced more than 70 innovative products in fast-growing, high-margin categories; launched the Company’s emerging markets growth initiative, while significantly expanding global sales and marketing functions; improved speed-to-market; and strengthened Covidien’s focus on innovation and evidence-based medicine.

Mr. Almeida joined the Company, then known as Tyco Healthcare, in 1995 as Director of Manufacturing and Corporate Engineering. He later served as Vice President of Global Manufacturing and then President of International in 2004. Tyco Healthcare spun off from parent company Tyco International in June 2007. Mr. Almeida also held mid- and senior-level positions at Andersen Consulting, Johnson & Johnson, Acufex Medical and Greatbatch Inc.

A graduate of the Instituto Maua de Tecnologia in São Paulo, Brazil, with a Bachelor of Science degree in mechanical engineering, Mr. Almeida serves on the executive committee of the Advanced Medical Technology Association (AdvaMed).

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2010 revenue of $10.4 billion, Covidien has 42,000 employees worldwide in more than 65 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

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CONTACTS

Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Todd Carpenter
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	todd.carpenter@covidien.com